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                                                                     EXHIBIT 12

                   PER-SE TECHNOLOGIES, INC. AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges


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
                                              Three months ended
                                                   March 31,                             Years ended December 31,
-----------------------------------------------------------------   --------------------------------------------------------------
                                               2005        2004        2004          2003       2002         2001          2000
-----------------------------------------------------------------   --------------------------------------------------------------
                                           (unaudited)
Consolidated pretax income from
 continuing operations                      $  9,684      $1,839     $ 16,738      $15,904     $12,290     ($ 5,931)     ($21,397)
Share of distributed income of
50%-or-less-owned affiliates net of
 equity pick-up                                    0           0            0            0           0            0             0
Interest                                       1,499       2,074       12,805       20,901      18,069       18,009        18,238
Capitalized Interest                             (18)          0          (84)           0           0            0             0
Interest portion of rental expense               329         446        1,559        2,362       3,125        3,180         3,385
                                            --------------------     --------      -------     -------     --------      --------
         Earnings                           $ 11,494      $4,359     $ 31,018      $39,167     $33,484     $ 15,258      $    226

Interest                                       1,481       2,074       12,721       20,901      18,069       18,009        18,238
Interest portion of rental expense               329         446        1,559        2,362       3,125        3,180         3,385
Capitalized Interest                              18           0           84            0           0            0             0
Preferred stock dividend
 requirements of majority-owned
 subsidiaries (non-intercompany)                   0           0            0            0           0            0             0
Interest expense relating to
 guaranteed debt of
 50%-or-less-owned affiliate                       0           0            0            0           0            0             0
                                            --------------------     --------      -------     -------     --------      --------
         Fixed Charges                         1,828       2,520       14,364       23,263      21,194       21,189        21,623

         Ratio of Earnings to Fixed
         Charges                               6.29x       1.73x        2.16x        1.68x       1.58x        0.72x         0.01x
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